UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 30, 2011

IAC/INTERACTIVECORP

(Exact name of Registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

152 West 57th Street, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

On May 30, 2011, Match.com (“Match.com”), a subsidiary of IAC/InterActiveCorp (“IAC” or the “Registrant”), announced that it (through a wholly-owned affiliate) intends to launch a voluntary public tender offer (the “Tender Offer”) for all of the outstanding shares of Meetic S.A., a French stock corporation (“Meetic”) that it does not currently own, at a price of €15.00 per share in cash (the “Offer Price”).  Match.com currently owns approximately 6.1 million Meetic shares.

In connection with the Tender Offer, Match.com entered into a binding agreement with Meetic’s founder and Chairman, Marc Simoncini, pursuant to which Mr. Simoncini agreed to tender approximately 3.7 million Meetic shares currently held by him at the Offer Price (the “Simoncini Shares”).  Mr. Simoncini will retain approximately 1.6 million Meetic shares following the completion of the Tender Offer.

The amount of cash ultimately paid to holders of Meetic shares in connection with the Tender Offer will depend upon the total number of Meetic shares actually tendered in response to the offer. The maximum amount of cash that could potentially be paid to holders of Meetic shares in connection with the Tender Offer is approximately €230 million (approximately $332 million at current exchange rates), which amount assumes the tender of all outstanding shares of Meetic as of the date of the announcement (other than the 6.1 million Meetic shares already owned by Match and the 1.6 million Meetic shares to be retained by Mr. Simoncini immediately following the completion of the Tender Offer).

The Tender Offer is subject to customary regulatory approvals.  IAC currently expects that the Tender Offer, if approved, will commence in early July 2011 and be completed by the end of the quarter ending September 30, 2011.

On May 30, 2011, IAC issued a press release relating to the Tender Offer, which is furnished herewith as Exhibit 99.1 hereto.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits to this Form 8-K

Exhibit No.	Description
99.1	Press Release of IAC/InterActiveCorp, dated May 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name:	Gregg Winiarski
Title:	Senior Vice President and
General Counsel

Date:  June 2, 2011